Filed Pursuant to
Rule 424(b)(3)

Registration No. 333-147339

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated January 16, 2008)

HSW International, Inc.

Common Stock

This prospectus supplement No. 2 supplements the prospectus dated January 16, 2008, relating to the sale of up to 7,000,000 shares of common stock of HSW International that may be sold from time to time by the selling stockholders as described in the prospectus. You should read this prospectus supplement in conjunction with the prospectus and earlier supplements to this prospectus.

Current Report on Form 8-K

On February 20, 2008, we filed a Current Report on Form 8-K.  A copy of the Current Report on Form 8-K is also being provided to you along with this Supplement.  In connection with the proposed sale of certain subsidiaries of INTAC International, Inc. as described in such Current Report, we have informed the selling stockholders that they are prohibited from utilizing the prospectus for the purpose of selling shares of common stock owned by them until such time as we provide additional pro forma financial information set forth in the prospectus to reflect such sale.  We anticipate that such pro forma financial information, which will update the pro forma financial statements in the prospectus that relate solely to the acquisition of the INTAC subsidiaries being sold, will be available approximately four business days following the consummation of such sale.  Until such time that such pro forma financial information is updated, the pro forma financial information currently contained in the prospectus should not be solely relied upon as such pro forma financial statements do not reflect the pro forma adjustments resulting from our current decision to sell certain subsidiaries of INTAC International, Inc.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 11 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 20, 2008

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2008

HSW International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia	30326
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 15, 2008, HSW International, Inc., or HSWI, and Eastern Advisors Fund LP and Eastern Advisors Offshore Fund Ltd., two qualified institutional buyers, entered into a Stock Purchase Agreement pursuant to which HSWI agreed to sell and the investors agreed to purchase 5.0 million shares of HSWI common stock at a purchase price of $3.68 per share, for an aggregate purchase price of up to $18.4 million before expenses.  The Stock Purchase Agreement allows the investors to request registration of resale of their stock beginning 180 days after closing, if they are not able to sell their shares under Rule 144 at that time.  HSWI expects to close on the sale of this stock no later than March 31, 2008.  A copy of the Stock Purchase Agreement is attached hereto as Exhibit 10.21.

In addition, on February 15, 2008, HSWI, via its wholly owned subsidiary INTAC International, Inc., entered into a Share Purchase Agreement with China Trend Holdings Ltd., a British Virgin Islands corporation of which Wei Zhou, CEO and a director and significant stockholder of INTAC prior to its acquisition by HSWI in October 2007, is the sole shareholder.  Mr. Zhou was a director of HSWI from October to December 2007.  Under the Share Purchase Agreement, China Trend Holdings has agreed to acquire certain subsidiaries owned or controlled by INTAC International, the end result of which is the disposition by HSWI to China Trend Holdings of two lines of business, specifically including services related to wireless telephone training and the development and sale of educational software in China, that had been a part of INTAC prior to the merger and that the HSWI has determined are not strategic to its business moving forward.  In connection with the restructuring plan detailed in the Share Purchase Agreement, HSWI will receive 5,000,000 shares of HSWI common stock currently owned by Mr. Zhou.  In addition, it is a condition to the closing, which is expected to occur no later than March 31, 2008, subject to meeting standard closing conditions, that the transferred subsidiaries have $4.5 million in cash at closing.  A copy of the Share Purchase Agreement is attached hereto as Exhibit 2.4.

This Current Report on Form 8-K contains forward-looking statements, including those regarding expected closing of the transactions described above.  Actual results could differ materially.

A copy of a press release announcing the foregoing agreements is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d)            Exhibits:

2.4                                                         Share Purchase Agreement between INTAC International, Inc. and Wei Zhou, dated February 15, 2008.

10.21                                             Stock Purchase Agreement between HSW International, Inc. and the investors named therein, dated February 15, 2008.

99.1                                                   Press Release dated February 20, 2008.

2

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.

Date: February 20, 2008	/s/ Henry N. Adorno
Henry N. Adorno
Vice Chairman

3

Exhibit 2.4

EXECUTION COPY

SHARE PURCHASE AGREEMENT

Among

INTAC INTERNATIONAL, INC.

CHINA TREND HOLDINGS LTD.

And

WEI ZHOU

Dated as of February 15, 2008

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	5
SECTION 1.02. Definitions	7
SECTION 1.03. Interpretation and Rules of Construction	8

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale	9
SECTION 2.02. Purchase Price	9
SECTION 2.03. Closing	9
SECTION 2.04. Closing Deliveries by the Seller and the Seller Parent	9
SECTION 2.05. Closing Deliveries by the Purchaser and the Purchaser Shareholder	10

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER PARENT

SECTION 3.01. Organization, Authority and Qualification of the Seller Parent	11
SECTION 3.02. Capitalization; Ownership of Shares and Equity Interest	12
SECTION 3.03. No Conflict	12
SECTION 3.04. Governmental Consents and Approvals	12
SECTION 3.05. Brokers	12
SECTION 3.06. Disclaimer	13
SECTION 3.07. Restructuring	13

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER AND PURCHASER SHAREHOLDER

SECTION 4.01. Organization and Authority of the Purchaser and the Purchaser Shareholder	14
SECTION 4.02. No Conflict	14
SECTION 4.03. Governmental Consents and Approvals	14
SECTION 4.04. Ownership of Consideration Shares	15
SECTION 4.05. Investment Purpose	15
SECTION 4.06. Financing	15

SECTION 4.07. Litigation	15
SECTION 4.08. Brokers	15
SECTION 4.09. Independent Investigation; Seller Parent’s Representations	15

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Access to Information	16
SECTION 5.02. Confidentiality	17
SECTION 5.03. Regulatory and Other Authorizations; Notices and Consents	17
SECTION 5.04. Retained Names and Marks	18
SECTION 5.05. Notifications	19
SECTION 5.06. Other Assets, Intercompany Balances and Assumption of Liabilities	19
SECTION 5.07. Conveyance Taxes	19
SECTION 5.08. Consummation of the Restructuring Transactions	19
SECTION 5.09. Resignation of the Purchaser Shareholder	20
SECTION 5.10. Transfer of Meidi Advertising Control	20
SECTION 5.11. Performance Guarantee	20
SECTION 5.12. Further Action	20

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to Obligations of the Seller to Transfer the Acquired Interests	21
SECTION 6.02. Conditions to Obligations of the Purchaser Shareholder and the Purchaser	21

ARTICLE VII

INDEMNIFICATION

SECTION 7.01. Non-Survival of Representations and Warranties	22

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination	23
SECTION 8.02. Effect of Termination	23

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Expenses	24
SECTION 9.02. Notices	24
SECTION 9.03. Public Announcements	25

SECTION 9.04. Severability	25
SECTION 9.05. Entire Agreement	25
SECTION 9.06. Assignment	25
SECTION 9.07. Amendment	25
SECTION 9.08. Waiver	25
SECTION 9.09. No Third Party Beneficiaries	25
SECTION 9.10. Currency	26
SECTION 9.11. Governing Law	26
SECTION 9.12. Waiver of Jury Trial	26
SECTION 9.13. Counterparts	26
SECTION 9.14. Purchaser Shareholder	26

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of February 15, 2008, among INTAC INTERNATIONAL, INC., a Nevada corporation (the “Seller Parent”), CHINA TREND HOLDINGS LTD., a British Virgin Islands corporation (the “Purchaser”) and Wei Zhou, a national of the Federal Republic of Germany and sole shareholder of Purchaser (the “Purchaser Shareholder”).

WHEREAS, at the date hereof, INTAC International Holdings Limited, a Hong Kong corporation (the “Company”) is a subsidiary of the Seller Parent and the Seller Parent owns 9,900 shares of the Company’s ordinary issued share capital (the “Seller Shares”) and Intac Holdco Corp., a Delaware entity (“Intac Holdco”) owns 100 shares of the Company’s ordinary issued share capital (the “Intac Holdco Shares”, together with the Seller Shares, the “Company Shares”);

WHEREAS, for the purpose of consummating the transaction contemplated by this Agreement, the Seller Parent intends to implement, promptly following the date hereof, the Restructuring Plan, pursuant to which (i) the Seller Parent would incorporate a wholly-owned subsidiary under the laws of Hong Kong (the “Seller”), (ii) upon the establishment of the Seller, the Seller Parent would transfer the Seller Shares to the Seller, and cause Intac Holdco to transfer the Intac Holdco Shares to the Seller, (iii) upon the closing of such share transfers, the Seller Parent would cause the Seller to incorporate a wholly-owned subsidiary under the laws of the British Virgin Islands (“BVI One”), (iv) upon the establishment of BVI One, the Seller Parent would cause the Seller to transfer the Company Shares to BVI One, and (v) upon the closing of such share transfer, the Seller Parent would cause the Seller to sell all of the issued and outstanding shares of BVI One (the “BVI One Shares”) to the Purchaser;

WHEREAS, the Company owns all of the equity interest in (i) Beijing Huana Xinlong Information and Technology Development Co., Ltd. (“Xinlong Technology”), a limited liability company incorporated under the laws of the People’s Republic of China (“PRC”), (ii) Beijing Huana-Xinlong Education Software Limited (“Xinlong Software”), a limited liability company incorporated under the laws of the PRC, (iii) Intac (Tianjin) International Trading Company (“Intac Trading”), a limited liability company incorporated under the laws of the PRC, and (iv) Intac International Management Consultancy (Beijing) Co., Ltd. (“Intac Consultancy”), a limited liability company incorporated under the laws of the PRC;

WHEREAS, Intac Trading controls the management of Beijing Intac Purun Educational Technology Development Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Intac Purun, each of Xinlong Technology, Xinlong Software, Intac Trading, Intac Consultancy and Intac Purun, a “PRC Subsidiary”, and collectively, “PRC Subsidiaries”) pursuant to its rights under the Equity Interest Pledge Agreement and Irrevocable Proxy, dated as of October 2, 2007, among Intac Trading, Intac Purun and other parties thereto (such Intac Trading’s control of Intac Purun being the “Intac Purun Control”);

WHEREAS, Intac Trading also controls the management of Beijing Intac Meidi Advertising Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Meidi Advertising”) pursuant to its rights under the Equity Interest Pledge Agreement and Irrevocable Proxy, dated as of October 2, 2007 (the “Meidi Advertising Agreement”), among

Intac Trading, Meidi Advertising and other parties thereto (such Intac Trading’s control of Meidi Advertising being the “Meidi Advertising Control”);

WHEREAS, (i) Xinlong Technologies and Xinlong Software are engaged in the business of the development and sale of training and educational software, (ii) Intac Trading is engaged in the business of international trading, provision of bonded warehouses, simple processing of goods and sale of bonded automobiles; (iii) Intac Consultancy is engaged in the business of management consulting, technical consulting and database management and related services, and (iv) Intac Purun is engaged in the business of provision of internet services relating to training and education (the business activities conducted by the Company and the PRC Subsidiaries, collectively referred to as the “Business”);

WHEREAS, the Seller Parent wishes to cause the Seller to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Acquired Interests, all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in consideration of the above-mentioned rights to the Acquired Interests, the Purchaser Shareholder shall transfer 5,000,000 shares of HSWI Common Stock to the Seller or a Person designed in writing by the Seller prior to the Closing; and

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Assets” means the assets and properties of the Company.

 “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Beijing.

  “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means sales, use, value added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“HSWI Common Stock” means the common stock of HSW International, Inc., a Delaware corporation, par value $0.001 per share.

“Intellectual Property” means (a) patents and patent applications, (b) trademarks, service marks, trade names, trade dress and domain names, together with the goodwill associated exclusively therewith, (c) copyrights, including copyrights in computer software, (d) confidential and proprietary information, including trade secrets and know-how, and (e) registrations and applications for registration of the foregoing.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any circumstance, change in or effect on the Company and its subsidiaries that is materially adverse to the consolidated results of operations or the consolidated financial condition of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”:  (a) events, circumstances, changes or effects that generally affect the industries in which the Company or any of its subsidiaries operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees, (iii) any delays or cancellations of orders for products or services or (iv) any stockholder litigation arising from this Agreement, (d) any reduction in the price of services or products offered by the Company or any of its subsidiaries in response to the reduction in price of comparable services or products offered by a competitor, (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at request of the Purchaser or the Purchaser Shareholder and (f) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.

“Novation Agreement” means a novation agreement to be entered into by and among all parties to the Meidi Advertising Agreement and a PRC entity to be designated by the Seller prior to the Closing, pursuant to which Intac Trading will transfer, assign and novate all of its rights and obligations under the Meidi Advertising Agreement to the PRC entity designated by the Seller.

“Payables Escrow” shall have the same meaning as defined in the Share Purchase Agreement, dated as of January 29, 2007, among the Seller Parent, the Company, Intac Trading, Cyber Proof Investments Ltd. and Wei Zhou in connection with the sale of the distribution business of the Company to Cyber Proof Investments Ltd.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purchaser Shareholder’s Knowledge” or “Knowledge of the Purchaser Shareholder” or similar terms used in this Agreement mean the actual knowledge of Wei Zhou as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after reasonable inquiry as to the matter in question.

“Restructuring Document” means each of the agreements and other documents necessary for the consummation of each of the Restructuring Transactions.

“Restructuring Plan” means the restructuring plan of the Company specified in the memorandum attached hereto as Exhibit A.

“Restructuring Transaction” means each of the restructuring transactions specified in the Restructuring Plan (other than the transaction contemplated by this Agreement).

“Securities Act” means the Securities Act of 1933, as amended.

 “Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Acquired Interests”	2.01(a)
“Agreement”	Preamble
“Business”	Recitals
“BVI One”	Recitals
“BVI One Shares”	Recitals
“Closing”	2.03
“Company”	Preamble
“Company Shares”	Recitals
“Consideration Shares”	2.02
“Continuing INTAC Entities”	5.06
“Existing Stock”	5.04(c)
“Intac Consultancy”	Recitals
“Intac Purun”	Recitals
“Intac Trading”	Recitals
“Intac Purun Control”	Recitals
“Meidi Advertising”	Recitals
“Meidi Advertising Agreement”	Recitals
“Meidi Advertising Control”	Recitals
“PRC”	Recitals
“Purchaser”	Preamble
“Purchaser Shareholder”	Preamble
“Retained Names and Marks”	5.04(a)
“Seller”	Recitals
“Seller Parent”	Preamble
“Termination Date”	5.03(b)
“Xinlong Software”	Recitals
“Xinlong Technology”	Recitals

SECTION 1.03.  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)            the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to its successors and permitted assigns; and

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller Parent shall cause the Seller to sell, and the Seller shall sell, to the Purchaser the BVI One Shares, and the Purchaser shall purchase from the Seller the BVI One Shares.  The BVI One Shares, together with the Company Share, all equity interests owned by the Company in each PRC Subsidiary and the Intac Purun Control, are collectively referred to herein as the “Acquired Interests”.

SECTION 2.02.  Purchase Price.  The purchase price for the Acquired Interests shall be 5,000,000 shares of HSWI Common Stock (“Consideration Shares”).  In consideration of the Acquired Interests, at the Closing, (i) the Purchaser Shareholder shall transfer 4,000,000 shares of HSWI Common Stock to the Seller or a Person designated in writing by the Seller prior to the Closing, and (ii) the 1,000,000 shares of HSWI Common Stock placed by the Purchaser Shareholder in the Payables Escrow shall be released and transferred to the Seller or a Person designated in writing by the Seller prior to the Closing.

SECTION 2.03.  Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Acquired Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 12th Floor, East Tower, Twin Towers, B-12 Jianguomenwai Dajie, Beijing 100022, China on the next Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 6.01 and Section 6.02, as applicable, or at such other place or at such other time or on such other date as the parties hereto may mutually agree upon in writing.

SECTION 2.04.  Closing Deliveries by the Seller and the Seller Parent.  At the Closing, the Seller and the Seller Parent shall deliver or cause to be delivered to the Purchaser and the Purchaser Shareholder:

(a)           share certificates evidencing the BVI One Shares, with all applicable stock transfer documentation (including the instruments of transfer) duly completed and executed;

(b)           a true and complete copy, certified by an officer of the Seller Parent, of the resolutions duly and validly adopted by the Board of Directors of the Seller Parent and the shareholders of the Seller Parent evidencing their authorization of the execution and delivery of this Agreement to which it is a party and the consummation of the transactions contemplated hereby;

(c)           a certificate of an officer of the Seller Parent certifying the names and signatures of the officers of the Seller Parent authorized to sign this Agreement to which it is a party and the other documents to be delivered hereunder;

(d)           a true and complete copy, certified by an officer of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller and the shareholder of the Seller evidencing their authorization of the consummation of the transactions contemplated by this Agreement;

(e)           a certificate of an officer of the Seller certifying the names and signatures of the officers of the Seller authorized to sign the documents to be delivered under this Agreement;

(f)            an executed copy of the Novation Agreement duly executed by the PRC entity designated by the Seller; and

(g)           a certificate of a duly authorized officer of each of the Seller and the Seller Parent certifying as to the matters set forth in Section 6.02.

SECTION 2.05.  Closing Deliveries by the Purchaser and the Purchaser Shareholder.  At the Closing, the Purchaser and the Purchaser Shareholder shall deliver to the Seller and the Seller Parent:

(a)           stock certificates evidencing the Consideration Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer tax stamps affixed;

(b)           a true and complete copy, certified by an officer of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser and the shareholders of the Purchaser evidencing their authorization of the execution and delivery of this Agreement to which it is a party and the consummation of the transactions contemplated hereby;

(c)           a certificate of an officer of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement to which it is a party and the other documents to be delivered hereunder;

(d)           a certificate of the Purchaser Shareholder and a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 6.01;

(e)           an execution copy of the Novation Agreement duly executed by each party to the Meidi Advertising Agreement;

(f)            a resignation and release duly executed by the Purchaser Shareholder to effectuate the resignation of the Purchaser Shareholder as chief executive officer of the Seller Parent; and

(g)           an instrument of transfer in respect of the BVI One Shares duly completed and executed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER PARENT

Except as disclosed in the Seller Parent’s filings with the U.S. Securities Exchange Commission, as contemplated by or provided for in this Agreement or is within the Purchaser Shareholder’s Knowledge, the Seller Parent hereby represents and warrants to the Purchaser and the Purchaser Shareholder that:

SECTION 3.01.  Organization, Authority and Qualification of the Seller Parent.  The Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The Seller Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified or in good standing would not (a) adversely affect the ability of the Seller Parent to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, or (b) otherwise have a Material Adverse Effect.

The execution and delivery of this Agreement by the Seller Parent, the performance by each of the Seller and the Seller Parent of its obligations hereunder and the consummation by the Seller and the Seller Parent of the transactions contemplated hereby shall be, as of Closing, duly authorized by all requisite action on the part of the Seller and the Seller Parent and their shareholders.  This Agreement has been duly executed and delivered by the Seller Parent, and (assuming due authorization, execution and delivery by the Purchaser and the Purchaser Shareholder) this Agreement constitutes legal, valid and binding obligations of the Seller Parent, and is, as of the Closing, enforceable against the Seller and the Seller Parent, as applicable, in accordance with its respective terms.

SECTION 3.02.  Capitalization; Ownership of Shares and Equity Interest.  The authorized, issued and outstanding share capital of the Company at the date hereof consists of (i) ten thousand ordinary shares, par value HK$1.00 per share, of which nine thousand nine hundred (9,900) shares have been issued to the Company and one hundred shares (100) have been issued to Intac Holdco; and (ii) the registered capital of each of the PRC Subsidiaries is fully paid up.  As of the date hereof, all of the issued and outstanding shares of the Company, all of which are validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights.  As of the Closing, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the share capital of the Company or obligating the Seller Parent, the Seller, the Company or BVI One to issue or sell any shares, or any other interest in, the Company.  The Company Shares constitute all the issued and outstanding capital stock of the Company, and are at the date hereof owned of record and beneficially by the Seller Parent and Intac Holdco, free and clear of all Encumbrances.

SECTION 3.03.  No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained, and any applicable waiting period has expired or been terminated and except as may result from any facts or circumstances relating solely to the Purchaser or Purchaser Shareholder, the execution, delivery and performance of this Agreement by the Seller Parent do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation, bylaws or articles of association (or similar organizational documents) of the Seller Parent, the Company, or any of the PRC Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to the Seller Parent, the Company, or any of the PRC Subsidiaries or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller Parent, the Company, or any of the PRC Subsidiaries is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Seller and the Seller Parent to carry out their obligations under, and to consummate the transactions contemplated, by this Agreement or (ii) otherwise have a Material Adverse Effect.

SECTION 3.04.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by the Seller Parent do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller and the Seller Parent of the transactions contemplated by this Agreement and would not have a Material Adverse Effect or (b) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.05.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller Parent, the Seller or the Company.

SECTION 3.06.  Disclaimer.  (A) EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE SELLER PARENT, SELLER, BVI ONE, THE COMPANY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SELLER PARENT, SELLER, BVI ONE, THE BUSINESS, THE COMPANY AND PRC SUBSIDIARIES,  THE ACQUIRED INTERESTS OR ANY OF THE ASSETS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (II) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING IN ANY MANNER OTHER THAN AS USED AND OPERATED BY THE SELLER PARENT, THE SELLER, BVI ONE THE COMPANY AND THE PRC SUBSIDIARIES OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING AND (B) NONE OF THE SELLER PARENT, THE SELLER, BVI ONE, THE COMPANY, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER, THE PURCHASER SHAREHOLDER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S OR THE PURCHASER SHAREHOLDER’S USE OF, ANY INFORMATION RELATING TO THE BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO THE PURCHASER OR THE PURCHASER SHAREHOLDER, WHETHER ORALLY OR IN WRITING,  IN RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR THE PURCHASER SHAREHOLDER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

SECTION 3.07.  Restructuring.  The execution and delivery of each Restructuring Document by the Seller Parent or its respective Affiliate, the performance by the Seller Parent or its respective Affiliate of its obligations thereunder and the consummation by the Seller Parent or its respective Affiliate of the transactions contemplated thereby shall be, as of Closing, duly authorized by all requisite action on the part of the Seller Parent, its respective Affiliate and their respective stockholders.  Each Restructuring Document shall be, as of Closing, duly executed and delivered by the Seller Parent and its respective Affiliate and shall constitute, as of Closing, legal, valid and binding obligations of the Seller Parent and its respective Affiliates which are stated as parties thereto, as the case may be, enforceable against the Seller Parent or its respective Affiliates which are stated as parties thereto, as the case may be, in accordance with its respective terms.  Notwithstanding any other provision of this Agreement, the representations and warranties of the Seller Parent under this Agreement are given subject to the terms (and performance of) the Restructuring Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER AND PURCHASER SHAREHOLDER

The Purchaser and the Purchaser Shareholder hereby represent and warrant to the Seller Parent as follows:

SECTION 4.01.  Organization and Authority of the Purchaser and the Purchaser Shareholder.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.  The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser and its shareholders.  This Agreement has been duly executed and delivered by the Purchaser and the Purchaser Shareholder and (assuming due authorization, execution and delivery by the Seller Parent) this Agreement constitutes legal, valid and binding obligations of the Purchaser and the Purchaser Shareholder, enforceable against the Purchaser and the Purchaser Shareholder in accordance with its respective terms.

SECTION 4.02.  No Conflict.  The execution, delivery and performance by the Purchaser or the Purchaser Shareholder of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, its respective assets, properties or businesses or the Purchaser Shareholder or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser or the Purchaser Shareholder is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser and the Purchaser Shareholder to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement.

SECTION 4.03.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by the Purchaser and the Purchaser Shareholder do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser and the Purchaser Shareholder of the transactions contemplated by this Agreement.

SECTION 4.04.  Ownership of Consideration Shares.  All of the Consideration Shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Consideration Shares or obligating either the Purchaser Shareholder or the Purchaser to sell any Consideration Shares.  The Consideration Shares are owned of record and beneficially by the Purchaser Shareholder free and clear of all Encumbrances.

SECTION 4.05.  Investment Purpose.  The Purchaser is acquiring the BVI One Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities laws.  The Purchaser agrees that the BVI One Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration required under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.  The Purchaser is able to bear the economic risk of holding the BVI One Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment.

SECTION 4.06.  Financing.  The Purchaser and the Purchaser Shareholder have sufficient immediately available funds to pay all amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby.

SECTION 4.07.  Litigation.  As of the date hereof, no Action by or against the Purchaser or the Purchaser Shareholder is pending or, to the best knowledge of the Purchaser or the Purchaser Shareholder, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.08.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or the Purchaser Shareholder.

SECTION 4.09.  Independent Investigation; Seller Parent’s Representations.  The Purchaser and the Purchaser Shareholder have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives.  The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose.  In entering into this Agreement, the Purchaser and the Purchaser Shareholder acknowledge that each has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller Parent, the Company,  or their representatives (except the specific representations and warranties set forth in Article III and the schedules thereto).  The Purchaser and the Purchaser Shareholder hereby acknowledge and agree that (a) other than the representations and warranties made in Article III, none of the Seller Parent, the Company, , its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any other representation or warranty, express or implied, at law or in equity, with respect to the Company or PRC Subsidiaries, the Acquired Interests or the Assets, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner other than as used and operated by the Seller Parent, the Company and the PRC Subsidiaries or (iii) the probable success or profitability of the Business after the Closing and (b) none of the Seller Parent, the Company, its Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to the Purchaser, the Purchaser Shareholder or to any other Person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s or the Purchaser Shareholder’s use of, any information relating to the Business, including any information, documents or materials made available to the Purchaser or the Purchaser Shareholder, whether orally or in writing, in responses to questions submitted on behalf of the Purchaser or the Purchaser Shareholder or in any other form in expectation of the transactions contemplated by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.  Access to Information.  (a)  From the date hereof until the Closing, upon reasonable notice, the Seller Parent shall cause the Company and PRC Subsidiaries and each of their respective officers, directors, employees, agents, representatives, accountants and counsel to (i) afford the Purchaser and its authorized representatives reasonable access to the offices, properties and books and records of the Company and PRC Subsidiaries and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of the Seller Parent’s personnel and in such a manner as not to interfere with the normal operations of the Business.  Notwithstanding anything to the contrary in this Agreement, the Seller Parent shall not be required to disclose any information to the Purchaser if such disclosure would, in the Seller Parent’s sole discretion, (i) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated, (ii) jeopardize any attorney-client or other legal privilege or (iii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.  Nothing set forth herein shall be interpreted to prevent the Purchaser Shareholder from acting in his capacity as chief executive officer of the Seller Parent and having access to information consistent with such position.

(b)           For a period of three (3) years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business, the Company and PRC Subsidiaries relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller Parent reasonable access (including the right to make, at their own expense, photocopies), during normal business hours, to such books and records; provided, however, that the Purchaser shall notify the Seller Parent at least 30 days in advance of destroying any such books and records after the third anniversary of the Closing in order to provide the Seller Parent the opportunity to access such books and records in accordance with this Section 5.01(b).

SECTION 5.02.  Confidentiality.  (a)  The Purchaser and the Purchaser Shareholder agree to, and shall cause their respective Affiliates, officers, directors, employees, agents, representatives, accountants, and counsel to treat and hold as confidential (and not disclose or provide access to any Person to), unless compelled to disclose by judicial or administrative process or by other requirement of Law, this Agreement and the contemplated transactions, and all information (i) furnished by the Seller Parent, its respective Affiliates or its representatives in connection with the contemplated transactions and (ii) relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company and PRC Subsidiaries, the Seller Parent and its respective Affiliates furnished by the Seller Parent, its respective Affiliates and its representatives.

(b)           Notwithstanding anything herein to the contrary, each party hereto (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby, and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials (including opinions and other tax analyses) that are provided relating to such treatment or structure.

SECTION 5.03.  Regulatory and Other Authorizations; Notices and Consents.  (a)  Each of the parties shall use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Purchaser Shareholder shall cooperate fully with the Seller Parent in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)           Without limiting the generality of the Purchaser’s and the Purchaser Shareholder’s undertaking pursuant to Section 5.03(a), the Purchaser and the Purchaser Shareholder agree to use best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any United States or non-United States governmental antitrust authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated hereby no later than March 31, 2008 (the “Termination Date”), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby.  In addition, the

Purchaser and the Purchaser Shareholder shall use best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.

(c)           Each party shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority.  No party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.  The parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

SECTION 5.04.  Retained Names and Marks.  (a)  The Purchaser and the Purchaser Shareholder hereby acknowledge that all right, title and interest in and to the name “INTAC”, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”) are owned exclusively by the Seller Parent, and that, except as expressly provided below, any and all right of the Company and PRC Subsidiaries to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the Seller Parent.  The Purchaser and the Purchaser Shareholder further acknowledge that they have no rights, and are not acquiring any rights, to use the Retained Names and Marks.

(b)           The Purchaser shall, as soon as practicable after the Closing, but in no event later than 30 Business Days thereafter, cause the Company and PRC Subsidiaries (if applicable) to file amended articles of incorporation with the appropriate authorities changing its corporate name to a corporate name that does not contain any Retained Names and Marks and to supply promptly any additional information and documentary materials that may be requested by the Seller Parent with respect to such filings.

(c)           The Company and PRC Subsidiaries shall, for a period of 60 Business Days after the date of the Closing, be entitled to use all of their existing stocks of signs, letterheads, advertisements and promotional materials, inventory and other documents and materials (“Existing Stock”) containing the Retained Names and Marks, after which date the Purchaser and the Purchaser Shareholder shall cause the Company and PRC Subsidiaries to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, and transfer to the Seller Parent any rights with respect to Internet domain names incorporating any Retained Names or Marks.

(d)           Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by the Seller Parent to the Purchaser, the Purchaser Shareholder, the Company and PRC Subsidiaries, whether by implication or otherwise, and nothing hereunder permits the Purchaser, the Purchaser Shareholder, the Company and PRC Subsidiaries to use the Retained Names and Marks on any documents, materials, products or services other than in connection with the Existing Stock.  The Purchaser shall ensure that all use of the Retained Names and Marks by the Company and PRC Subsidiaries as provided in this Section 5.04 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Business used the Retained Names and Marks prior to the Closing.

SECTION 5.05.  Notifications.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI of this Agreement becoming incapable of being satisfied.

SECTION 5.06.  Other Assets, Intercompany Balances and Assumption of Liabilities.  In the event that the Company contains assets that are not related to the Business, the Purchaser shall transfer all such assets to the Seller or its designee at or as promptly as practicable after the Closing.  Except with respect to liabilities contemplated by the Restructuring Plan, the parties hereto agree that the Seller Parent shall reallocate all intercompany balances between the Seller Parent and all other subsidiaries of the Seller Parent (the “Continuing INTAC Entities”) on one hand and BVI One, the Company and PRC Subsidiaries on the other hand prior to the Closing such that no accounts payable will be owed by the Company or any PRC Subsidiary to the Continuing INTAC Entities and no accounts receivable will be due to the Continuing INTAC Entities from the Company or any PRC Subsidiary at the Closing.  The parties hereto agree that all Liabilities of the Business and the Company and PRC Subsidiaries prior to or at the Closing shall be assumed by the Company and PRC Subsidiaries upon the Closing.

SECTION 5.07.  Conveyance Taxes.  The Seller Parent and the Purchaser shall each be liable for and pay fifty percent (50%) of any and all Conveyance Taxes, application fees, recording fees and charges that may be imposed upon, or payable or collectible or incurred in connection with (i) this Agreement and the transactions contemplated hereby and (ii) the Restructuring Transactions.  The parties hereto agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Seller Parent to comply with any and all filing requirements.

SECTION 5.08.  Consummation of the Restructuring Transactions.  (a)  As soon as practicable following the date hereof, the Seller Parent shall take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to consummate and make effective each of the Restructuring Transactions specified in Step 1 through Step 8 in the Restructuring Plan to the extent permitted by and in accordance with applicable Law.

(b)  As soon as practicable following the Closing, the Purchaser and the Purchaser Shareholder shall take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to consummate and make effective each of the Restructuring Transactions specified in Steps 10 and 13 in the Restructuring Plan to the extent permitted by and in accordance with applicable Law.

(c)  As soon as practicable following the Closing, the Seller Parent shall take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to consummate and make effective each of the Restructuring Transactions specified in Steps 10, 11 and 12 in the Restructuring Plan to the extent permitted by and in accordance with applicable Law.

(d)  The Seller Parent hereby undertakes to the Purchaser and the Purchaser Shareholder that as of the Closing, other than Liabilities contemplated by the Restructuring Plan, neither BVI One nor BVI Two has any business operations or otherwise has incurred any Liabilities.

SECTION 5.09.  Resignation of the Purchaser Shareholder.  As soon as practicable following the date hereof, the Purchaser Shareholder shall execute a resignation and release in the form reasonably satisfactory to the Seller Parent and the Purchaser Shareholder, effective as of the Closing, to effectuate the resignation of the Purchaser Shareholder as chief executive officer of the Seller Parent.

SECTION 5.10.  Transfer of Meidi Advertising Control.  As soon as practicable following the date hereof (but no later than the Closing), the parties shall cause Intac Trading to effect the transfer of the Meidi Advertising Control, and the Seller shall acquire such Meidi Advertising Control, by novation of the Meidi Advertising Agreement pursuant to the Novation Agreement.

SECTION 5.11.  Performance Guarantee.  The Seller Parent guarantees to the Purchaser and the Purchaser Shareholder that the Seller shall perform its obligations pursuant to this Agreement.  In the event that the Seller fails to perform its obligations under this Agreement, the Seller Parent shall be jointly liable for the Seller’s performance of this Agreement.

SECTION 5.12.  Further Action.  The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01.  Conditions to Obligations of the Seller to Transfer the Acquired Interests.  The obligations of the Seller to transfer the Acquired Interests as contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser and the Purchaser Shareholder contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser and the Purchaser Shareholder on or before the Closing shall have been complied with in all material respects;

(b)           Governmental Approvals.  Any waiting period (and any extension thereof) under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Acquired Interests contemplated by this Agreement shall have expired or shall have been terminated;

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;

(d)           Shareholder Approval.  The Seller Parent and the Seller shall have obtained the requisite shareholder approvals for this Agreement and the transactions contemplated hereby; and

(e)           Consummation of the Restructuring Transactions.       Other than the transaction contemplated by this Agreement and the transactions specified in Steps 10 through 13 in the Restructuring Plan, each Restructuring Transaction shall have been consummated and shall remain in full force and effect.

SECTION 6.02.  Conditions to Obligations of the Purchaser Shareholder and the Purchaser.  The obligations of the Purchaser Shareholder and the Purchaser to acquire the Acquired Interests as contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of the Seller Parent contained in this Agreement (A) that are not qualified as to

“materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller Parent at or before the Closing shall have been complied with in all material respects, provided, however, that the Seller Parent shall be deemed to have complied with this Section 6.02(a) if any action or omission of the Purchaser or the Purchaser Shareholder shall have been the cause of, or shall have resulted in any breach or non-compliance of the representations, warranties or covenants of the Seller Parent;

(b)           Governmental Approvals.  Any waiting period (and any extension thereof) under the antitrust legislation of any relevant jurisdiction applicable to the purchase of the Acquired Interests contemplated by this Agreement shall have expired or shall have been terminated;

(c)           No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

(d)           Cash Remained in the Company.       As evidenced by the bank statements of all bank accounts maintained by the Company as of the date of the Closing, the Company has no less than US$4.5 million in cash;

(e)           Consummation of the Restructuring Transactions.       Other than the transaction contemplated by this Agreement and the transactions specified in Steps 10 through 13 in the Restructuring Plan, each Restructuring Transaction shall have been consummated and shall remain in full force and effect; and

(f)            No Liabilities.          Other than Liabilities contemplated by the Restructuring Plan, neither BVI One nor BVI Two has incurred any Liabilities.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01.  Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 8.01.  The covenants and other agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 8.01, except for those covenants and other agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by any of the parties hereto, if the Closing shall not have occurred by March 31, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by any of the parties hereto, in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(c)           by the Seller Parent, if the Purchaser or the Purchaser Shareholder shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Seller Parent to the Purchaser and the Purchaser Shareholder specifying such breach; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Seller Parent if any action or omission of the Seller Parent or the Seller shall have been the cause of, or shall have resulted in, such breach;

(d)           by the Purchaser, if the Seller Parent shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Seller Parent specifying such breach; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to the Purchaser if any action or omission of the Purchaser Shareholder shall have been the cause of, or shall have resulted in, such breach; or

(e)           by the mutual written consent of all the parties hereto.

SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.02 and Article IX and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that the Seller Parent and the Purchaser shall each be liable for and pay fifty percent (50%) of any and all fees and disbursements of legal counsel, financial advisors and accountants, and fees or other payments to any Governmental Authorities that may be payable or collectible or incurred in connection with (i) this Agreement and the transactions contemplated hereby and (ii) the Restructuring Transactions.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to the Seller Parent or the Seller:

INTAC International, Inc.
12221 Merit Drive
Suite 600
Dallas, Texas 75251
Attention: David Darnell
Fax: (469) 916-9892

with a copy to:

HSW International, Inc.
One Capital City Plaza
3350 Peachtree Road, Suite 1600
Atlanta, GA 30326
Attention: Chief Executive Officer

(b)	if to the Purchaser or the Purchaser Shareholder:

Wei Zhou
Unit 6, 32/F., Laws Commercial Plaza
788 Cheung Sha Wan Road
Kowloon, Hong Kong
Fax: + (852) 2385-1621

SECTION 9.03.  Public Announcements.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other parties unless otherwise required by Law or applicable stock exchange regulation, and the parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 9.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to a party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 9.05.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

SECTION 9.06.  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the parties hereto; provided, however, the Seller Parent may assign this Agreement to any of their Affiliates without the consent of the Purchaser or the Purchaser Shareholder.

SECTION 9.07.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of each of the parties hereto or (b) by a waiver in accordance with Section 9.08.

SECTION 9.08.  Waiver.  Each party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 9.09.  No Third Party Beneficiaries.  Other than as set forth in this Section 9.09, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.10.  Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 9.11.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.12.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 9.14.  Purchaser Shareholder.  Purchaser Shareholder is joining as a party to this Agreement as a guarantor of and shall be jointly liable for Purchaser’s performance of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTAC INTERNATIONAL, INC.

By:	/s/ J. David Darnell
Name: J. David Darnell
Title: Senior Vice President and
Chief Financial Officer

CHINA TREND HOLDINGS LTD.

By:	/s/ Wei Zhou
Name: Wei Zhou
Title: Its Sole Shareholder

/s/ Wei Zhou
WEI ZHOU

EXHIBIT A

INTAC INTERNATIONAL, INC.:

MEMORANDUM REGARDING THE REORGANISATION AND

SALE OF INTAC INTERNATIONAL HOLDINGS LIMITED

PURPOSE:

The purpose of this memorandum is to outline the steps proposed to be undertaken by Intac International, Inc. (“Intac International”) and other relevant parties in the reorganisation of Intac International Holdings Limited (“Intac Hong Kong”) and certain of its subsidiaries to:

(a)           transfer certain rights and obligations of Intac International and its subsidiaries to affiliated entities, in order to facilitate the transfer of (A) all of the equity interest owned by Intac Hong Kong in (i) Beijing Huana Xinlong Information and Technology Development Co., Ltd. (“Xinlong Technology”) , (ii) Beijing Huana-Xinlong Education Software Limited (“Xinlong Software”), (iii) Intac (Tianjin) International Trading Company (“Intac Trading”) , and (iv) Intac International Management Consultancy (Beijing) Co., Ltd. (“Intac Consultancy”), (B) Intac Trading’s control over the management of Beijing Intac Purun Education Technology Development Co., Ltd. (“Intac Purun”, together with Xinlong Technology, Xinlong Software, Intac Trading and Intac Consultancy, the “PRC Subsidiaries”), and (C) US$4,500,000 in cash in Intac Hong Kong to China Trend Holdings Ltd., a British Virgin Islands corporation wholly owned by Wei Zhou (“WZ Newco”); and

(b)           effect such acquisition by WZ Newco referred to in paragraph (a) above, in consideration of which WZ Newco (or Wei Zhou) will transfer 5,000,000 shares in HSW International, Inc., a Delaware corporation (“HSWI”) to Hong Kong Newco (as defined below).

However, none of the parties referred to in this memorandum shall have or be creating any obligation, nor shall any party be giving any representation, warranty or covenant, as a result of this memorandum or its inclusion in any document, unless expressly stated otherwise in a binding agreement signed by such party.

In the structure charts used in this memorandum, the position of the relevant entities is reflected prior to the transfers of the interests indicated in each such structure chart.  A company shown as holding an interest in another company holds 100% of the equity in another company unless otherwise specified in the relevant structure chart.

This memorandum is current as of 15 February, 2008.

STEP 1:

Intac International incorporates a new wholly-owned Hong Kong subsidiary (“Hong Kong Newco”).

STEP 1A:

Intac Holdco Corp. transfers 100 shares in the issued share capital of Intac Hong Kong to Intac International for a nominal consideration.

STEP 2:

Intac Hong Kong undertakes all necessary corporate and other action to ensure compliance with sections 47B to 48 of the Companies Ordinance (Cap.32 of the Laws of Hong Kong) (“Companies Ordinance”) to ensure any financial assistance provided by it for any acquisition of its shares under steps 4-12 of this memorandum is lawfully provided.

STEP 3:

Hong Kong Newco undertakes all necessary corporate and other action to ensure compliance with sections 47B to 48 of the Companies Ordinance to ensure any financial assistance provided by it for any acquisition of its shares under steps 4-12 of this memorandum is lawfully provided.

STEP 4:

Intac International sells the entire issued share capital of Intac Hong Kong to Hong Kong Newco in consideration of which Hong Kong Newco issues shares to Intac International which have a value equal to US$Y plus US$X (see explanations of these respective amounts in steps 6 and 8 below).

STEP 5:

Hong Kong Newco incorporates a new wholly-owned British Virgin Islands subsidiary (“BVI One”).

STEP 6:

Hong Kong Newco sells the entire issued share capital of Intac Hong Kong to BVI One in consideration of which BVI One: (a) issues a promissory note (“PN1”) to Hong Kong Newco in an amount of US$Y being the amount of cash held by Intac Hong Kong (in excess of US$4,500,000) which will be loaned by Intac Hong Kong under Step 8, plus the value of all of the issued share capital in HSW Brasil – Tecnologia e Informação Ltda (“Brazilco”); and (b) issues shares to Hong Kong Newco in an amount of US$X being US$4,500,000 in cash to be retained by Hong Kong Newco plus the value of the PRC Subsidiaries.

STEP 7:

Intac Hong Kong establishes a new wholly-owned British Virgin Islands subsidiary (“BVI Two”).

STEP 8:

Intac Hong Kong advances its cash in excess of US$4,500,000 (US$A) and transfers all of the issued share capital of Brazilco (which together have a value equal to US$Y) to BVI Two which is evidenced by the issue of a promissory note in an amount of US$Y (“PN2”) by BVI Two to Intac Hong Kong.

STEP 9:

Hong Kong Newco sells the entire issued share capital in BVI One to WZ Newco in consideration of which WZ Newco (or Wei Zhou) will transfer 5,000,000 shares of common stock of HSWI.

STEP 10:

Intac Hong Kong sells the entire issued share capital of BVI Two to Hong Kong Newco for a nominal consideration, as BVI Two has equal amounts of cash/assets (being US$A in cash plus the entire issued share capital of Brazilco), and debt (being the debt represented by PN2), respectively.

STEP 11:

Hong Kong Newco assigns PN1 to BVI Two in consideration of which BVI Two transfers US$A in cash and the entire issued share capital of Brazilco to Hong Kong Newco.

STEP 12:

BVI Two assigns PN1 to Intac Hong Kong in consideration of which Intac Hong Kong sets-off the debt owed to it by BVI Two under PN2.

STEP 13:

Intac Hong Kong repurchases certain issued shares in the amount of US$Y from BVI One the consideration for which is settled by transferring/setting off against PN1 (originally issued by BVI One).

Exhibit 10.21

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”) dated as of February 15, 2008 by and among HSW International, Inc., a Delaware corporation (the “Company”), and the Persons listed on Schedule I (collectively, the “Purchasers”).

WHEREAS, each Purchaser desires to purchase from Company, and Company desires to sell to each Purchaser, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

NOW THEREFORE, in consideration of the foregoing and the covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

Capitalized terms used in this Agreement shall have the meanings set forth in this Article.

“Affiliate” as applied to any specified Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person.  For purposes of the foregoing, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” shall have meanings correlative to the foregoing.

“Agreement” shall have the meaning given to such term in the Recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

“Closing” has the meaning ascribed thereto in Section 2.2.

“Closing Date” has the meaning ascribed thereto in Section 2.2.

“Common Stock” has the meaning given to such term in the Recitals.

“Company” has the meaning given to such term in the Recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Purchaser” has the meaning given to it in the Recitals and any Person succeeding to the rights of a Purchaser pursuant to the terms hereof.

“Shares” has the meaning ascribed thereto in Section 2.1.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same may from time to time be in effect.

ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING

2.1           Sale of Common Stock.  Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI, at Closing, the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, that number of shares of Common Stock set forth opposite such Purchaser’s name on Schedule I hereto (the “Shares”).  The per share purchase price for each Share shall be equal to $3.68.

2.2           Closing.  The closing (the “Closing”) hereunder with respect to the issuance and sale of the Shares and the consummation of the transactions contemplated hereby shall, subject to the satisfaction or waiver of the applicable conditions set forth in Article V and VI, take place on or before that date which is 45 days after the date hereof (the date on which the Closing occurs shall be referred to herein as the “Closing Date”) at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607, or at such other time and place as agreed to by the Company and the Purchasers.

2.3           Closing Deliveries by Company.  At the Closing, the Company shall deliver or cause to be delivered to each Purchaser certificate(s) for the Shares purchased by such Purchaser.

2.4           Closing Deliveries by each Purchaser.  At the Closing, each Purchaser shall deliver or cause to be delivered to the Company the purchase price with respect to the Shares purchased by such Purchaser by wire transfer in immediately available funds to the bank account designated in writing by the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser as follows:

3.1           Organization and Standing.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own, lease and operate its properties, to conduct its business as currently conducted and to enter into and perform its obligations under this Agreement.

3.2           Capitalization.  On the date hereof and prior to giving effect to the transactions contemplated under this Agreement, the authorized capital stock of the Company consists of

(i) 200,000,000 shares of common stock, par value $0.001 per share, 53,574,919 shares of which are outstanding and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding

3.3           Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement has been authorized by all necessary corporate action on the part of the Company and no other corporate proceedings or approvals are required on the part of the Company to authorize this Agreement or to consummate the contemplated transactions.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Purchasers, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4           Authorization of Common Stock.  The issuance and sale of the Shares to the Purchasers has been duly authorized and the shares of Common Stock, when issued to the Purchaser for the consideration set forth herein, will be fully paid and non-assessable, and free of restrictions on transfer other than under this Agreement and applicable state and federal securities laws.

3.5           Investment Company.  The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser represents and warrants to the Company as follows:

4.1           Organization and Standing.  Such Purchaser is a corporation, limited partnership or other legally recognizable entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

4.2           Authorization; Consents.

(a)           Such Purchaser has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under this Agreement and (ii) to consummate the transactions contemplated hereby.  This Agreement, assuming the due authorization, execution and delivery thereof by the Company, is a legally valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           The execution and delivery by such Purchaser of this Agreement does not, and the performance of its obligations under this Agreement and the consummation of the contemplated transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any Person under any applicable laws.

4.3           Litigation.  As of the date hereof, no action by or against such Purchaser is pending or, to the best knowledge of such Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby or thereby.

4.4           Purchase for Own Account.  Such Purchaser is purchasing the Shares to be purchased by it solely for its own account and not as nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any current distribution thereof (within the meaning of the Securities Act) that would cause the original purchase of the Shares to be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, subject to its right at all times to sell or otherwise dispose of all or any part of such Shares pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.

4.5           Qualified Institutional Buyer; Accredited Investor.  Such Purchaser is knowledgeable, sophisticated and experienced in business and financial matters and in investing in securities; it has previously invested in securities similar to the Shares and it acknowledges that the Shares have not been registered under the Securities Act and understands that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; it is able to bear the economic risk of its investment in the Shares and is presently able to afford the complete loss of such investment; and it is a “Qualified Institutional Buyer” as defined in Rule 144A promulgated under the Securities Act or an “accredited investor” as defined under paragraph (a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) of Rule 501 under the Securities Act as indicated by such Purchaser on the signature page attached hereto.

4.6           Independent Investigation.  Such Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company’s business, which investigation, review and analysis was done by such Purchaser and its Affiliates and representatives.  Such Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company’s business for such purpose.  In entering into this Agreement, such Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of the Company set forth in Article III hereof and not on any other factual representations or opinions of the Company or its representatives.

4.7           Reliance on Purchaser Representations.  Such Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder, and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.  Under such laws and rules and regulations, the Shares may be resold without registration under the Securities Act only in certain limited circumstances.  Each Purchaser represents that it is familiar with Rule 144 under the Securities Act, as presently in effect and as will be in effect after February 15, 2008, and understands the resale limitations.

4.8           Certain Trading Activities.  Such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, engaged in any transactions in the securities of the Company (including, without limitation, any short sales involving the Company’s securities) since such Purchaser has entered into discussions with the Company about the purchase of shares hereunder.  Neither such Purchaser (including its Affiliates), nor any Person acting on behalf of or pursuant to any understanding with such Purchaser, holds a short position, directly or indirectly, in any shares of the Company’s Common Stock.

4.9           Non-Disclosure.  Such Purchaser has not directly or indirectly disclosed this Agreement and the contemplated transactions or any information furnished by the Company or its representatives in connection with the contemplated transactions to any other Person other than to its Affiliates, financial advisors, attorneys, accountants and representatives (a) who agreed to use such information solely for the purpose of evaluating the transaction, (b) who were informed by the Purchaser of the confidential nature of the information and (c) who agreed to not to disclose any of the information to any other party.

4.10         No Brokers.  Such Purchaser has not engaged any broker, finder, commission agent or other such intermediary in connection with the sale of the Shares and the transactions contemplated by this Agreement, and such Purchaser is under no obligation to pay any broker’s or finder’s fee or commission or similar payment in connection with such transactions.

ARTICLE V
PURCHASERS’ CONDITIONS TO CLOSING

The obligation of each Purchaser to purchase and pay for the Shares to be purchased by such Purchaser hereunder at the Closing is subject to the satisfaction of the following conditions precedent (unless waived by such Purchaser).  The Company shall use its commercially reasonable best efforts to ensure that all conditions to the Closing set forth in this Article V are satisfied on or prior to the Closing Date, including executing and delivering all documents required to be delivered by the Company at the Closing.

5.1           No Material Proceedings.  No legal proceeding shall be pending or threatened as of the Closing Date to restrain, prohibit or otherwise challenge the transactions hereunder, nor shall any Governmental Authority have notified any party to this Agreement that the consummation of the transactions hereby would constitute a violation of the laws of the United States or the laws of any State hereof or the laws of the jurisdiction to which such Governmental Authority is subject and that it intends to commence proceedings to restrain the consummation of such transactions, to force divestiture if the same are consummated or to materially modify the terms or results of such transactions unless such Governmental Authority shall have withdrawn such notice, or has otherwise indicated in writing that it will not take any action.

5.2           Compliance with Agreements.  The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein except to the extent that such failure resulted from actions or inactions, directly or indirectly, by either of the Purchasers (or any of their Affiliates) in any capacity.

5.3           Representations and Warranties.  All of the representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, except for those representations and warranties of the Company that speak as of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date, except to the extent that such breach of the representations and warranties resulted from actions or inactions, directly or indirectly, by either of the Purchasers (or any of their Affiliates) in any capacity.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE COMPANY AT CLOSING

The obligations of the Company to sell and issue the Shares to be delivered to each Purchaser at the Closing shall be subject to the satisfaction or waiver of each of the following conditions on or before Closing Date as set forth below.  Each Purchaser shall use its commercially reasonable best efforts to ensure that all conditions to the Closing set forth in this Article VI are satisfied on or prior to the Closing Date, including executing and delivering all documents required to be delivered by such Purchaser at the Closing.

6.1           Compliance with Agreements.  Each Purchaser shall have performed and complied with all agreements, covenants and conditions contained herein, except to the extent that such failure resulted from actions or inactions directly or indirectly by the Company (or any of its Affiliates).

6.2           Representations and Warranties.  All of the representations and warranties of such Purchaser contained herein to which it is a party shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, except for those representations and warranties of such Purchaser that speak as of a certain date, which representations and warranties shall have been true and correct in all material respects as of such date, except to the extent that such breach of the representations and warranties resulted from actions or inactions, directly or indirectly, by the Company (or any of its Affiliates).

6.3           No Material Proceedings.  No legal proceeding shall be pending or threatened as of the Closing Date to restrain, prohibit or otherwise challenge the transactions hereunder, nor shall any Governmental Authority have notified any party to this Agreement that the consummation of the transactions hereby would constitute a violation of the laws of the United States or the laws of any State hereof or the laws of the jurisdiction to which such Governmental Authority is subject and that it intends to commence proceedings to restrain the consummation of such transactions, to force divestiture if the same are consummated or to materially modify the terms or results of such transactions unless such Governmental Authority shall have withdrawn such notice, or has otherwise indicated in writing that it will not take any action.

6.4           Board Approval.  The Company’s Board of Directors shall have approved the sale and issuance of the Shares.

ARTICLE VII
TRANSFER OF SECURITIES

7.1           Restriction on Transfer.  The Shares shall not be transferable except in compliance with state and federal securities laws.

7.2           Restrictive Legends.  Each certificate evidencing the Shares shall bear the following legends, until such time as they are not required by applicable law.

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES

COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

ARTICLE VIII
REGISTRATION RIGHTS

8.1           Definitions for Article VIII.  As used in this Article VIII, the following capitalized terms shall have the meanings set forth in this Section 8.1.

“Register”, “Registered” and “Registration” shall refer to a registration effected by preparing and filing a registration statement or similar document with the Commission in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement or document.

“Registrable Securities” shall mean the Shares acquired by each Purchaser pursuant to this Agreement, together with any shares acquired hereafter by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation of the Company.  For purposes of this Agreement, (i) Registrable Securities shall cease to be Registrable Securities when a registration statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective registration statement, and (ii) Registrable Securities shall cease to be Registrable Securities, if in the opinion of the Company, such Registrable Securities may be distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act.

8.2           Requested Registration.

(a)           Request for Registration.  After the receipt of a written request from any Purchaser (such Purchaser, the “Demanding Purchaser”) at any time after 180 days following the Closing requesting that the Company effect any Registration under the Securities Act covering all or part of the Registrable Securities held by such Purchaser, the Company shall, (i) as expeditiously as is possible, but in any event no later than thirty (30) days after receipt of a written request from a Demanding Purchaser, file a registration statement with the Commission for such Registration relating to all shares of Registrable Securities which the Company has been so requested to register by such Purchaser for sale, and (ii) use its commercially reasonable efforts to cause such registration statement to be declared effective by the Commission within forty-five (45) days after filing with the Commission; provided that the Company shall not be obligated to effect, or take any action to effect, any such Registration pursuant to this Section 8.2:

(1)           At any time that such Purchaser is able to sell all of its Registrable Securities pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act;

(2)           After the Company has effected two (2) such Registrations requested by each Purchaser pursuant to this Section 8.2 and the registration statements for such Registrations have been declared or ordered effective;

(3)           If the Registrable Securities requested by such Purchaser to be Registered pursuant to such request do not have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of at least $5,000,000; or

(4)           During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on the date ninety (90) days immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a Registration of securities in a Rule 145 transaction or, with respect to an employee benefit plan), provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; provided, further, however, that the Company may only delay an offering pursuant to this Section 8.2(a)(4) for a period of not more than ninety (90) days, if a filing of any other registration statement is not made within that period and the Company may only exercise this right once in any twelve (12) month period.

(b)           Other Stockholders. The registration statement filed pursuant to any such request of any Demanding Purchaser may, subject to the provisions of Section 8.2(c) below, include Registrable Securities of the other Purchaser, and other securities of the Company which are held by Persons who, by virtue of agreements with the Company, are entitled to include their Registrable Securities in any such Registration (“Other Stockholders”).

(c)           Underwriting.

(1)           If the Purchaser intends to distribute the Registrable Securities covered by its request for Registration by means of an underwriting, it shall so advise the Company in its request made pursuant to Section 8.2.

(2)           If the other Purchaser or Other Stockholders request inclusion in any such Registration, the Demanding Purchaser shall offer to include the Registrable Securities of the other Purchaser and such Other Stockholders in the underwriting but may condition such offer on their acceptance of the further applicable provisions of this Section 8.2(c).  The Demanding Purchaser and the Company shall (together with the other Purchaser and all Other Stockholders proposing to distribute their Registrable Securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company and acceptable to the Demanding Purchaser. Notwithstanding any other provision of this Section 8.2, if the representative of such underwriter or underwriters advise the Company and/or the Demanding Purchaser in writing that marketing factors require a limitation on the number of shares to be underwritten, the Registrable Securities held by the other Purchaser and Other Stockholders shall be excluded from such Registration to the extent so required by such limitation pro rata in accordance with the number of shares of Registrable Securities requested by such parties to be included in such Registration, by such minimum number of shares as is necessary to comply with such limitation.  No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such Registration.  If the other Purchaser or any Other Stockholder who has requested inclusion in such Registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Demanding Purchaser. If the Demanding Purchaser elects to withdraw from such Registration, the initiation of such Registration shall not count as a demand by such Purchaser for purposes hereof (including without limitation, Section 8.2(a)(2).  The Registrable Securities so withdrawn shall also be withdrawn from Registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company and officers and directors of the Company may include its or their securities for its or their own account in such Registration if the representative of such underwriter or underwriters so agrees and if the number of Registrable Securities which would otherwise have been included in such Registration and underwriting will not thereby be limited.

8.3           Expenses of Registration.  All Registration expenses shall be borne by the Company.  All underwriting discounts, selling commissions, brokerage fees and transfer taxes applicable to the sale of Registrable Securities and all fees and disbursements of counsel for the Purchasers shall be borne by the holders of the Registrable Securities so Registered pro rata on the basis of the number of their shares of Registrable Securities so Registered.

8.4           Registration Procedures.  If and when the Company effects a Registration of Registrable Securities under the Securities Act pursuant to this Article VIII, the Company shall keep each Purchaser with shares of Registrable Securities covered by such Registration advised in writing as to the initiation of each Registration and as to the completion thereof.  At its expense, the Company shall:

(a)           prepare and file with the Commission a registration statement on any appropriate form under the Securities Act with respect to such Registrable Securities and thereafter use its commercially reasonable efforts to cause such registration statement promptly to become and remain effective for a period ending on the earlier of (1) one hundred twenty (120) days, (2) the Purchaser being able to sell all of its Registrable Securities under Rule 144 (or any successor provision then in effect) under the Securities Act, or (3) the Purchaser completing the distribution described in the registration statement relating thereto; provided, however, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period during which an Purchaser refrains from selling any Registrable Securities included in such Registration in accordance with provisions in Section 8.8 hereof; and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above to be contained in periodic reports filed pursuant to Section 12 or 15(d) of the Exchange Act in the registration statement;

(b)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act;

(c)           furnish to each Purchaser with shares of Registrable Securities covered by such Registration such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such Purchaser may reasonably request in order to facilitate the disposition of the shares of Registrable Securities owned by such Purchaser;

(d)           use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States of America as each Purchaser with shares of Registrable Securities covered by such Registration may reasonably request; use its commercially reasonable efforts to keep each such Registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective and take any other action which may be reasonably necessary or advisable to enable each such Purchaser to consummate the disposition in such jurisdictions of the Registrable Securities being disposed of by such Purchaser, provided, however, that Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) subject itself to taxation in or consent to general service of process in any such jurisdiction, and provided, further, that the Company shall not be required to qualify such Registrable Securities in any jurisdiction in which the securities regulatory authority requires that any Purchaser submits any shares of its Registrable Securities to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Securities in such jurisdiction;

(e)           promptly notify each Purchaser with shares of Registrable Securities covered by such Registration (A) when the registration statement, any prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose and (C) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (or with respect to the prospectus, in light of the circumstance under which such statements were made), and, subject to Section 8.8, as promptly as reasonably practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f)            during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; and

(g)           advise each Purchaser with shares of Registrable Securities covered by such Registration promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

8.5           Indemnification.

(a)           The Company shall indemnify and hold harmless each Purchaser, each of their officers, directors, partners and members, and each person controlling such Purchaser, with respect to each Registration which has been effected pursuant to this Article VIII, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof), to which they may become subject under the Securities Act or otherwise, insofar as such claims, losses, damages and liabilities (or actions in respect thereof) arise out of or are based on any untrue (or alleged untrue) statement of any material fact contained in any registration statement on the effective date thereof (including any prospectus, offering circular or other documents) incident to any such Registration, qualification or compliance, or arise out of or are based on any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance, and shall reimburse each Purchaser, each of their officers, directors, partners and members, and each person controlling such Purchaser, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred by them in connection with investigating and defending any such claims, losses, damages, liabilities or actions; provided, that the Company shall not be liable to such Purchaser, its officers, directors, partners and members, each person controlling such Purchaser, each such underwriter and each person who controls any such underwriter in any such case to the extent that any such claims, losses, damages, liabilities or expenses arise out of or are based on any untrue statement or omission made in connection with such registration statement, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished to the Company by such Purchaser or underwriter expressly for use in connection with such registration statement by such Purchaser, its officers, directors, partners and members, each person controlling such Purchaser, each such underwriter and each person who controls any such underwriter.

(b)           Each Purchaser shall, if Registrable Securities held by it are included in the securities as to which such Registration, qualification or compliance is being effected, severally and not jointly, indemnify and hold harmless the Company, each of its directors and officers and each underwriter for the Company within the meaning of the Securities Act (if any), and each person who controls the Company or such underwriter against all claims, losses, damages and liabilities, joint or several (or actions in respect thereof), to which the Company or any such director, officer, controlling person, or underwriter may become subject, under the Securities Act or otherwise, insofar as such claims, losses, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue (or alleged untrue) statement of any material fact contained in any registration statement on the effective date thereof (including any prospectus, offering circular or other documents) made by such Purchaser, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements by such Purchaser therein not misleading, shall reimburse any legal or any other expenses reasonably incurred by the Company or any such directors, officers, controlling persons or underwriters in connection with investigating or defending any such claims, losses, damages, liabilities or actions, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such registration statement or amendments or supplements thereto, in reliance upon and in conformity with written information furnished to the Company by such Purchaser expressly for use in connection with such registration statement; provided, however, that the obligations of such Purchaser hereunder shall be limited to an amount equal to the net proceeds to such Purchaser of the Registrable Securities sold as contemplated herein.

(c)           Each party entitled to indemnification under this Section 8.5 (the “Indemnified Party”) shall give written notice to the party required to provide indemnification (the “Indemnifying Party”) and to the other parties hereto promptly after the receipt by such Indemnified Party of any written notice of the commencement of any claim, action, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification pursuant to this Agreement, and shall permit the Indemnifying Party to assume the defense of any such claim, action, proceeding or investigation; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim, action, proceeding or investigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such claim, action, proceeding or investigation, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article VIII unless the Indemnifying Party is materially prejudiced thereby.  No Indemnifying Party, in the defense of any such claim, action, proceeding or investigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim, action, proceeding or investigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim, action, proceeding or investigation.

(d)           If the indemnification provided for in this Section 8.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, liabilities, claims, damages or expenses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, liabilities, claims, damages or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

(f)            The foregoing indemnity agreement of the Company and each Purchaser is subject to the condition that, insofar as they relate to any losses, claims, liabilities or damages arising out of a statement made in or omitted from a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 424(b) (the “Final Prospectus”), such indemnity or contribution agreement shall not inure to the benefit of any underwriter if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the person asserting the losses, liabilities, claims or damages at or prior to the time such action is required by the Securities Act.

8.6           Information by the Purchasers.  To the extent the Registrable Securities held by an Purchaser are included in any Registration, such Purchaser shall furnish to the Company such information regarding such Purchaser and the distribution proposed by such Purchaser as the Company may reasonably request in writing and as shall be reasonably required in connection with any Registration, qualification or compliance referred to in this Article VIII.

8.7           Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of Registrable Securities to the public without Registration, at all times from and after the effective date of the registration statement for the first Registration demanded by any Purchaser under the Securities Act filed by the Company for an offering of securities of the Company to the general public, the Company agrees to:

(a)           make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act;

(b)           use all commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)           so long as any Purchaser owns any Registrable Securities, furnish to such Purchaser, upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act.

8.8           Blockage Period.  If (i) there has been or there is pending a development or change in the business, affairs or prospects of the Company or any of its subsidiaries; (ii) the Company’s counsel advised the Company in writing that such development or change should be disclosed in the registration statement, the prospectus included therein, or an amendment or supplement thereto in order to ensure that the registration statement and such prospectus, as amended or supplemented, will not contain any misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (or with respect to the prospectus, in light of the circumstance under which such statements were made); and (iii) in the good faith judgment of the officers or directors of the Company, disclosure of such development or change would either (x) have an adverse effect on the business or operations of the Company or (y) if the disclosure otherwise relates to a material financing or acquisition of assets which has not yet been disclosed and such disclosure would have an adverse effect on the likelihood of consummating such transaction, then the Company may deliver written notification to the Purchasers that Registrable Securities may not be sold pursuant to the registration statement (a “Blockage Notice”).  The Company shall have no obligation to include in any such notice any reference to or description of the facts based upon which the Company is delivering such notice.  The Company shall delay during such Blockage Period the filing or effectiveness of any registration statement required pursuant this Agreement.  No Purchaser shall sell any Registrable Securities pursuant to the registration statement for the period (the “Blockage Period”) beginning on the date such Blockage Notice was received by such Purchaser and ending on the date on which the Company notifies the Purchasers that the Blockage Period has ended, which Blockage Period shall not exceed an aggregate of ninety (90) days in any calendar year, provided, that such Blockage Period shall be extended for any period, not to exceed forty-five (45) days in any calendar year, during which the Commission is reviewing any proposed amendment to the registration (and the Company agrees promptly to notify the Purchasers if the circumstances giving rise to such Blockage Period no longer apply).  The Company shall promptly prepare and file any amendment or supplement to the registration statement or the prospectus included therein necessary so that at the conclusion of the Blockage Period, the registration statement and the prospectus included therein do not contain any misstatements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (or with respect to the prospectus, in light of the circumstance under which such statements were made) and notify the Purchasers of such amendment or supplement and of the conclusion of the Blockage Period.

8.9           Termination.  The provisions of this Article VIII shall terminate as to a particular Purchaser at such time as such Purchaser has sold all of his or its Registrable Securities in a Registration pursuant to the Securities Act or pursuant to Rule 144.   Section 8.5 shall survive any termination of this Article VIII or the Agreement.

ARTICLE IX
MISCELLANEOUS

9.1           Trading Activities.  Each Purchaser covenants that neither it, its Affiliates nor any person acting on the behalf of or pursuant to any understanding with it or its Affiliates will engage in any transactions in the securities of the Company prior to the time that the transactions contemplated by this Agreement are publicly disclosed and for the ten (10) trading days following the Closing Date.  Each Purchaser agrees that it, its Affiliates or any person acting on the behalf of or pursuant to any understanding with Purchaser or its Affiliates will not directly or indirectly engage in any hedging or short sales (whether or not against the box) in the securities of the Company prior to Closing.

9.2           Termination.  This Agreement may be terminated at any time prior to the Closing: (a) by the mutual written consent of the Company and each Purchaser; and (b) by any Purchaser or the Company if the Closing has not occurred by the close of business on that date which is 45 days after the date of this Agreement.  In the event of termination of this Agreement as provided in Section 9.2, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 8.5 or this Article IX and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement occurring prior to such termination.

9.3           Fees, Expenses and Issue Taxes.  The Company and each of the Purchasers shall each pay their own fees and expenses incurred on their behalf with respect to the transactions contemplated herein.

9.4           Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements of each of the Purchasers and the Company in this Agreement shall not survive the Closing.  Notwithstanding the foregoing, the agreements contained in Section 8.5 and this Article IX shall survive the Closing indefinitely.  In no event shall any Purchaser have any recourse against the present or former directors, officers or stockholders of the Company or any of its

Affiliates with respect to any representation, warranty or agreement made by the Company in this Agreement, except in the case of fraud, in which case such Purchaser’s rights shall be governed by applicable laws.

9.5           Confidentiality.  The Company and the Purchasers each agrees to, and shall cause their respective Affiliates and its and their officers, directors, employees, agents, representatives, accountants, and counsel to treat and hold as confidential (and not disclose or provide access to any Person to), unless compelled to disclose by judicial or administrative process or by other requirement of law, this Agreement and the contemplated transactions, all non-public information (i) furnished by the Company or the Purchasers or their respective Affiliates in connection with the contemplated transactions and (ii) relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company’s business, the Company and its Subsidiaries, or each of the Purchasers and their respective Affiliates.

9.6           Public Announcements.  No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

9.7           Further Assurances.  The parties hereto shall duly execute and deliver, or cause to be duly executed and delivered, at its own cost and expense, such further instruments and documents and to take all such action, in each case as may be necessary or proper in the reasonable judgment of each other party to carry out the provisions and purposes of this Agreement.

9.8           Assignment; Parties in Interests.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (and any assignment otherwise shall be void).  Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided.

9.9           Entire Agreement.  This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

9.10         Notices.  All notices and other communications delivered hereunder (whether or not required to be delivered hereunder) shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered, (b) sent by facsimile with confirmation thereof, (c) sent by nationally recognized overnight courier guaranteeing next Business Day delivery or (d) sent by first class registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

if to the Company:

HSW International, Inc.

One Capital City Plaza

3350 Peachtree Road, Suite 1500
Atlanta, GA 30326
Attention: General Counsel

Facsimile:  (404) 974-2711

with a copy (which shall not constitute Notice) to:

Donald R. Reynolds

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Facsimile:  (919) 781-4865

if to the Purchasers:

to the address specified on the signature page executed by each such Purchaser,

with such additional copies as set forth on such signature page;

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith.  Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by facsimile on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by facsimile), (iii) on the next Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iv) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

9.11         Amendments, Modifications and Waivers.  The terms and provisions of this Agreement may not be modified or amended, except pursuant to a written instrument executed by the Company and the Purchasers.

9.12         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN OF THE CITY OF NEW YORK.  THE PARTIES HERETO HEREBY (A) SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN OF THE CITY OF NEW YORK FOR THE PURPOSE OF ANY ACTION

ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT BY ANY PARTY HERETO, AND (B) IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY SUCH ACTION, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE ACTION IS IMPROPER, OR THAT THIS AGREEMENT OR THE TRANSACTION MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHERS HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13         Severability.  If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect provided that the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon determination by a court of competent jurisdiction that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.14         Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Company:

HSW International, Inc.

By:	/s/ Henry N. Adorno
Name:	Henry N. Adorno
Title:	Vice Chairman

[Signatures continued on following page]

Purchaser:

Eastern Advisors Fund LP

By:	/s/ Jerry Koljenovic
Name:	Jerry Koljenovic
Title:	Chief Financial Officer

Such Purchaser is a (please indicate as applicable):

☒ “Qualified Institutional Buyer” as defined in Rule 144A promulgated under the Securities Act

☐ “accredited investor” as defined under paragraph (a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) of Rule 501 under the Securities Act

Principal Address:

101 Park Avenue, 33rd Floor
New York, NY 10178

Address for Notice:

101 Park Avenue, 33rd Floor
New York, NY 10178

Purchaser:

Eastern Advisors Offshore Fund Ltd

By:	/s/ Jerry Koljenovic
Name:	Jerry Koljenovic
Title:	Chief Financial Officer

Such Purchaser is a (please indicate as applicable):

☒ “Qualified Institutional Buyer” as defined in Rule 144A promulgated under the Securities Act

☐ “accredited investor” as defined under paragraph (a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) of Rule 501 under the Securities Act

Principal Address:

P.O. Box 1043 GT
69 Dr. Roy’s Drive
Grand Cayman, Cayman Island, BWI

Address for Notice:

101 Park Avenue, 33rd Floor
New York, NY 10178

SCHEDULE I

PURCHASERS

Purchasers	Number of Shares	Aggregate Purchase Price

Eastern Advisors Fund LP	3,750,000	$13,800,000

Eastern Advisors Offshore Fund Ltd.	1,250,000	$4,600,000

Total	5,000,000	$18,400,000

Exhibit 99.1

HSW International Enters Into Agreements to Spin-off of Legacy Businesses and Secure New Financing of $18.4 Million

ATLANTA, February 20, 2008 — HSW International, Inc. (Nasdaq: HSWI), a developer and operator of Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high-quality information, today announced that it had entered into two separate definitive agreements for the spin-off two non-core businesses and to raise $18.4 million in what is anticipated to be a non-dilutive equity financing.

According to a share purchase agreement entered into on February 15, 2008, HSW International has agreed to spin off two lines of business that had been a part of Intac International prior to its merger with HSW International in October 2007.  China Trend Holdings, whose sole shareholder is Mr. Wei Zhou, the CEO, director and significant stockholder of Intac prior to its acquisition by HSW International, will be acquiring the legacy businesses.  In exchange for these businesses, Mr. Zhou and China Trend Holdings will transfer to HSW International five million shares of HSW International's common stock, representing the remainder of Mr. Zhou's holdings in the Company.

On February 15, 2008 HSW International entered into a separate stock purchase agreement with two affiliates of Eastern Advisors LLC to sell the five million shares it received from Mr. Zhou in exchange for $18.4 million.  Eastern Advisors is an Asian Long/Short Equity Fund founded in 2003 by Scott Booth with seed capital from Julian Robertson.

The two businesses to be sold in the spin off, which HSW International had previously determined were not strategic to the development of its Internet business, were providers of wireless telephone training and educational software.  Subject to the closing of this transaction, all of HSW International’s assets will be in its core Internet business.

Upon the closing of the sale of stock to the two affiliates of Eastern Advisors LLC, approximately $57.8 million will have been raised to support the Company’s international growth and expansion strategy in the five months since HSW International was publicly listed in October 2007.  The first two rounds of investment, which were announced in connection with HSW International’s merger with Intac International and have since closed, consisted of approximately $39.4 million from investors and funds managed by Ashford Capital Management, Capital Research and Management, Chartwell Investment Partners, Chilton Investment Company, Deka Investment, Nordinvest, and a leading German institutional investor.

The closing of the two transactions is dependent upon satisfying certain closing requirements set forth in the agreements.  Further detail on these two transactions can be found in the Form 8-K that HSW International filed today with the SEC, and also on the “Financial Information — SEC Filings Archive” section of HSW International’s website at www.hswinternational.com.

About HSW International, Inc.

HSW International, Inc. (Nasdaq: HSWI) develops and operates Internet businesses focused on providing consumers in the world’s emerging digital economies with locally relevant, high quality information. HSW International is headquartered in Atlanta and incorporated in Delaware. HSW International is the exclusive licensee for the translation and publication of certain content from HowStuffWorks, Inc. in China and Brazil.

About Eastern Advisors LLC

Eastern Advisors LLC is an Asian Long/Short Equity Fund founded in 2003 by Scott Booth with seed capital from Julian Robertson. Mr. Booth led the Asian investment team at Kingdon Capital from 1996-2003; building a successful track record through the bear market of the Asian Financial Crisis and its aftermath. Eastern blends an independent, creative spirit with a fundamental, value-oriented stock selection process to achieve superior risk-adjusted returns. The firm utilizes over 50 years of Asian investment experience to deliver the highest possible earnings using journalistic fact-finding and rigorous valuation analyses.

Forward-Looking Statements

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be in the future tense, and often include words such as “anticipate”, “expect”, “project”, “believe”, “plan”, “estimate”, “intend”, “should”, and “may”. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of HSW International. Relevant risks and uncertainties include those referenced in HSW International’s filings with the SEC, and include but are not limited to: successfully closing the spin-off of the legacy Intac business lines and the equity financing discussed in this report; the possibility that the equity investment from Eastern Advisors will be dilutive to existing stockholders in the event that the spin-off of the legacy Intac business lines and related receipt of HSW International shares from Mr. Zhou is not completed; challenges inherent in developing an online business in China and Brazil, including obtaining regulatory approvals and adjusting to changing political and economic policies; governmental laws and regulations, including unclear and changing laws and regulations related to the Internet sector in China; general industry conditions and competition; general economic conditions, such as interest rate and currency exchange rate fluctuations; economic and industry conditions specific to China and Brazil, such as the state of the telecommunications and Internet infrastructure in China and Brazil and uncertainty regarding protection of intellectual property in China and Brazil; and restrictions on certain intellectual property under agreements with third parties. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. HSW International assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Contacts

HSW International Investor Relations

telephone: +1 (404) 926-0660

email: ir@hswint.com

or

Brion Tingler

Gavin Anderson & Co.

telephone: +1 212 515 1941

email: btingler@gavinanderson.com